Exhibit 10.13
CONFIDENTIAL
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (this “Agreement”), dated as of
January 1, 2026 (the “Effective Date”), is entered into by and between Jeffrey Schwaneke (the
“Executive”) and agilon health, inc., a Delaware corporation (the “Company”).
W I T N E S S E T H:
WHEREAS, the Company desires to continue to employ Executive as its Chief Financial
Officer, and Executive desires to continue to provide services to the Company in such capacity, pursuant to the terms set forth in this Agreement; and
WHEREAS, Executive is currently a party to an Employment Agreement with the
Company dated as of June 3, 2024 (the “Prior Employment Agreement”), and this Agreement is an amendment and restatement of the Prior Employment Agreement;
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:
1.Nature of Employment
During the Term of Employment (as defined below), the Company shall employ
Executive, and Executive agrees to be employed, as the Chief Financial Officer of the Company and in such position to perform the duties and responsibilities commensurate with such position and as may be reasonably assigned to Executive from time to time by the Company. During the
Term of Employment (as defined below), Executive shall report to the Chief Executive Officer of the Company (the “CEO”).
2.Extent of Employment
(a)During the Term of Employment, Executive shall perform his obligations hereunder faithfully and to the best of his ability at the place of employment provided in Section
2(d), as directed pursuant to Section 1, and shall abide by the policies from time to time established by the Company.
(b)During the Term of Employment, Executive shall devote all of his business time, energy and skill as may be reasonably necessary for the performance of his duties, responsibilities and obligations hereunder (except for vacation periods and reasonable periods of illness or other incapacity).
(c)As of the date hereof, other than those previously disclosed, Executive does not have any ownership interests (other than ownership of less than 1% of the outstanding stock of a publicly-traded company) or professional relationships with (whether as an employee, director,

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officer, consultant or advisor, and whether or not for compensation) or professional commitments to any person or entity (other than the Company and its affiliates) and will not have additional ownership interests, commitments or professional relationships without first receiving prior approval from the Company’s board of directors.
(d)During the Term of Employment, the principal place of Executive’s employment shall be in his home office, with travel as necessary or appropriate to all Company offices where Company personnel are located.
(e)Executive previously executed the Company’s Confidential Information Policy and Procedure (the “Confidentiality Policy”).  The Confidentiality Policy continues in effect.
3.Term of Employment; Termination
(a)The “Term of Employment” shall be from the Effective Date and continuing until
Executive’s employment is terminated by the Company pursuant to Section 3(b) or by
Executive pursuant to Section 3(c).
(b)Subject to the payments contemplated by Section 3(f), Executive’s employment may be terminated at any time by the Company:
(i)upon the death of Executive;
(ii)in the event that, because of physical or mental disability, Executive is unable to perform, and does not perform, in the opinion of the Company and as certified in writing by a competent medical physician selected by the mutual agreement of the Company and Executive or his legal representative, his duties hereunder for a period of 180 days out of any
270-day period (“Disability”);
(iii)for Cause; or
(iv)for any other reason or no reason, it being understood that no reason shall be required for termination of Executive’s employment.
Executive acknowledges that nothing contained herein or otherwise stated by or on behalf of the
Company modifies or amends the right of the Company to terminate Executive at any time, with or without Cause. Termination shall become effective upon death or the delivery by the
Company to Executive of notice specifying such termination and the reasons therefor (i.e.,
Sections 3(b)(ii) – (iv)) subject to any requirement for advance notice and an opportunity to cure provided in this Agreement, if and to the extent applicable.
(c)Subject to the payments contemplated by Section 3(f), Executive’s employment may be terminated at any time by Executive:

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(i)upon the death of Executive;
(ii)in the event of Disability; or
(iii)for any other reason or no reason (a “Voluntary Termination”).
(d)As used in this Agreement, “Cause” shall mean any of the following:
(i)Executive’s conviction of (or entering a plea of guilty, nolo contendere, or a similar plea to) a crime involving moral turpitude, embezzlement, fraud, conversion of property or false statements or other similar acts or any other felony;
(ii)Executive’s gross negligence or continued willful failure (other than by reason of death or Disability) to perform his material employment-related duties for the Company and its subsidiaries;
(iii)Executive’s violation of a material provision of any written Company policy as in effect from time to time that has been communicated to
Executive, which violation (if reasonably capable of a cure) is not cured within 30 days after the Company delivers written notice to Executive that identifies and describes the alleged violation in reasonable detail (the
“Cure Period”);
(iv)Executive’s material breach of any written agreement with the Company or any of its affiliates to which Executive is a party or by which
Executive is bound (including, but not limited to, this Agreement and the
Confidentiality Policy which breach (if reasonably capable of a cure) is not cured within the Cure Period;
(v)Executive’s breach of Section 2(c) or the last sentence of Section 8; or
(vi)Executive engaging in conduct that causes material harm to the name, reputation or business interests of the Company, or any of its respective affiliates, including any affiliated independent physician association.
(e)For purposes of this provision:
(i)(A) no act or failure to act on the part of Executive shall be considered
“willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interests of the Company and (B) any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the board of directors of the Company or upon the advice of counsel for the Company

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shall be conclusively presumed to be done, or omitted to be done, by
Executive in good faith and in the best interests of the Company.
(ii)A termination for Cause shall be deemed to include a determination by the
Company within 90 days following Executive’s Voluntary Termination that circumstances existed prior to such termination for the Company to have terminated Executive’s employment for Cause; provided that in such event Executive shall first be provided with any applicable cure rights to the extent available; and provided, further, that this sentence shall not apply to any circumstances actually known to the CEO 60 or more days prior to the date of such termination.
(f)Executive shall be entitled to certain payments upon termination of his employment with the Company, as follows:
(i)In the event Executive’s employment is terminated for any reason,
Executive shall be entitled to receive his Base Salary through the effective date of termination (to the extent not previously paid), any accrued benefits unpaid as of the effective date of termination, any expense reimbursements related to expenses reimbursable hereunder that are incurred through the effective date of termination and not previously paid, and other benefits required by law to be provided to him after termination of employment (and, if applicable as provided in Section 4(b), any annual bonus for fiscal year 2027 if such termination of employment occurs 18 months or more after the Effective Date and before the time such fiscal year 2027 bonus was otherwise paid), in each case when paid according to the Company’s applicable lawful policies and standard practices and the lawful terms of this Agreement (the “Base Termination Compensation”).
(ii)In the event Executive’s employment is terminated by the Company for any reason other than for Cause (and for the avoidance of doubt not death or Disability), then Executive shall be entitled to (A) the Base
Termination Compensation, (B) if the effective date of such termination of employment is before the date that is 18 months after the Effective Date, severance pay equal to 12 months of Executive’s base salary and target annual bonus, at the rate from the Company in effect at the effective time of termination, to be paid in equal installments over 12 months on the
Company’s normal payroll dates following the date of termination, except that the first installment of such payment shall be paid on the 60th day following the termination date and shall include all installments that would have been paid if the release of claims referred to in Section 3(h)
had been effective at the date of termination, and (C) any Covered Equity
Awards (as such term is defined below) shall be treated, for vesting and exercise purposes, as though Executive had remained employed with the

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Company through the applicable vesting schedule (for clarity, with the vesting of any PSUs remaining subject to the achievement of the applicable performance goal(s) during the applicable performance period(s)).  There will be no additional amounts owing by the Company to Executive from and after a termination of Executive’s employment of the nature contemplated by this clause of Section 3(f).  This clause (ii) of
Section 3(f) is subject to Sections 3(h) and 3(i) below.  For purposes of this Agreement, “Covered Equity Awards” means those equity awards granted by the Company to Executive pursuant to Sections 4(c) and 4(d)
of this Agreement; provided, however, that Covered Equity Awards shall not include the PSU awards granted by the Company to Executive on or about April 4,  2025 (the “transformational” awards).
(iii)If Executive’s employment is terminated for Cause, then Executive shall be entitled to the Base Termination Compensation. There will be no additional amounts owing by the Company to Executive from and after such termination of the nature contemplated by this clause (iii) of Section
3(f).
(iv)If Executive’s employment is terminated due to a Voluntary Termination, then Executive shall be entitled to the Base Termination Compensation. In addition, if Executive’s employment is terminated due to a Voluntary
Termination more than eighteen (18) months after the Effective Date, any
Covered Equity Awards shall be treated, for vesting and exercise purposes, as though Executive had remained employed with the Company through the applicable vesting schedule (for clarity, with the vesting of any PSUs remaining subject to the achievement of the applicable performance goal(s) during the applicable performance period(s)).  There will be no additional amounts owing by the Company to Executive from and after such termination of the nature contemplated by this clause (iv) of
Section 3(f).
(v)If Executive’s employment is terminated due to Executive’s death or
Disability, then Executive shall be entitled to the Base Termination
Compensation. The effect of termination of Executive’s employment under the circumstances identified in this Section 3(f)(v) will be governed by the applicable equity agreement.  There will be no additional amounts owing by the Company to Executive from and after such termination of the nature contemplated by this clause (v) of Section 3(f).
(g)Termination of Executive’s employment will not terminate Sections 3(f) through
3(j) and 7 through 20, or any other provisions not associated specifically with the Term of
Employment.

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(h)Any provision herein to the contrary notwithstanding, if, following termination of his employment, Executive materially breaches any restrictive covenant contained in the
Confidentiality Policy or, without the Company’s prior written consent, competes with the business of the Company and its subsidiaries as then conducted, then from and after the date of such breach, employment or engagement, as applicable, the Company shall have no further payment, continued vesting or other benefit obligations under Section 3(f)(ii).
(i)In the event Executive’s employment is terminated and the Company is obligated to make payments, or provide continued vesting or other benefits, pursuant to Section 3(f)(ii), other than the Base Termination Compensation, it shall be a condition to such payments that,
(a) within 30 days following the date of termination, Executive enter into a general release of claims with the Company, substantially in the form customarily used by the Company, and (b)
Executive not revoke such release (or any portion thereof) pursuant to any revocation rights afforded by applicable law or the terms of such release.
(j)Executive hereby irrevocably resigns, effective upon termination of Executive’s employment for any reason, from all positions with the Company and its affiliates, and, at the
Company’s request, Executive shall promptly deliver written evidence of such resignation.
4.Compensation
The Company shall pay compensation to Executive as follows:
(a)Base Salary. During the Term of Employment, the Company shall pay to
Executive as base compensation for his services hereunder, on the Company’s regular payroll dates, a base salary at a rate of not less than $625,000 per annum (“Base Salary”).
(b)Annual Bonus. For each fiscal year during the Term of Employment, Executive will be eligible for an annual bonus with a target payment equal to 75% of Executive’s annual rate of Base Salary, subject to pro-ration as provided below, based on Executive’s achievement of pre-established performance goals and conditions determined by the Company on an annual basis in accordance with the annual bonus plan then applicable to senior management of the
Company (the “Bonus Plan”). Under the Bonus Plan, the actual amount of any bonus paid for any fiscal year shall be determined by the Company based on its assessment of the actual performance against the goals and conditions established for the year. Any annual bonus payable to Executive for a fiscal year shall be paid to Executive not later than five months following the end of such fiscal year to which the performance relates. It shall be a condition to the payment of any annual bonus that Executive remain employed through the last day of the applicable fiscal year; provided that, if Executive remains employed with the Company through the date that is 18 months after the Effective Date, Executive shall be entitled to an annual bonus with respect to the Company’s fiscal year 2027, determined and paid as though Executive had remained employed with the Company through the date that the Company pays annual bonuses for fiscal year 2027 to its executives generally but subject to pro-ration as provided below, even if Executive’s employment with the Company terminates before the date of such bonus payment.
If Executive is entitled to an annual bonus for fiscal year 2027 but Executive’s employment with

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the Company terminates before the end of fiscal year 2027, Executive’s bonus amount for such year shall be pro-rated based on the number of calendar days Executive was employed with the
Company during such fiscal year over the total number of calendar days in such fiscal year.
(c)Sign-On Equity Award.  On or promptly following the Effective Date, the
Company will grant Executive a one-time sign-on grant of 600,000 Company stock units with time/service-based vesting conditions (“RSUs”), with such number of shares subject to adjustment for stock splits, reverse stock splits, and similar events as provided in the applicable award agreement (the “Sign-On Award”).  The RSUs subject to the Sign-On Award will be scheduled to vest on a 3-year pro-rata basis, or 1/3rd each year. The Sign-On Award will be granted under and subject to the Company’s 2021 Omnibus Equity Incentive Plan, and shall be subject to such further terms and conditions as set forth in a written award agreement to be entered into by the Company and Executive to evidence such award.  Such award agreement shall be in substantially the same form as used by the Company at the time of grant for granting
RSUs to the Company’s executive officers generally, except as appropriate to give effect to the vesting provisions applicable to Executive pursuant to this Agreement.
(d)Annual Equity Awards.  If Executive is employed by the Company when the
Company grants annual equity awards for fiscal year 2026 to its executive officers generally
(currently expected to occur in April 2026), the Company will also grant Executive annual equity awards with a grant-date fair value of $3,750,000 in the aggregate, with the mix of awards, and other terms and conditions of such awards, to be consistent with the Company’s annual equity awards for fiscal year 2026 for its executive officers generally, and subject to rounding each particular type of award to the nearest whole unit.  If Executive is employed by the Company when the Company grants annual equity awards for fiscal year 2027 to its executive officers generally, the Company will also grant Executive annual equity awards in the ordinary course, with the mix of awards, and other terms and conditions of such awards, to be consistent with the
Company’s annual equity awards for fiscal year 2027 for its executive officers generally, and subject to rounding each particular type of award to the nearest whole unit.  The grant-date fair value of each equity award will be determined by the Company in accordance with its usual equity award valuation methodologies.  Each RSU, RSU with additional performance-based vesting requirements (“PSU”), stock option or other equity award granted by the Company to
Executive will be granted under and subject to the Company’s 2021 Omnibus Equity Incentive
Plan (as in effect from time to time, or similar successor equity incentive plan of the Company), and shall be subject to such further terms and conditions as set forth in a written award agreement to be entered into by the Company and Executive to evidence such award.  Each such award agreement shall be in substantially the same form as used by the Company at the time of grant for granting that particular type of award to the Company’s executive officers generally, except as appropriate to give effect to the vesting provisions applicable to Executive pursuant to this Agreement.
5.Reimbursement of Expenses
During the Term of Employment, the Company will promptly reimburse Executive (or pay directly) for reasonable and documented travel, entertainment and other expenses reasonably

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incurred by Executive in connection with the performance of his duties hereunder and, in each case, in accordance with the policies, rules, customs and usages promulgated by the Company and in effect from time to time and applicable law. Any payments due under this Section 5 will be payable in accordance with the Company’s usual payroll practices.
6.Benefits
During the Term of Employment, Executive shall be entitled to participate in and be covered by any insurance plan (including but not limited to medical, dental, health, accident, hospitalization and disability), 401(k), profit sharing or other employee benefit plan of the Company, to the same extent and on substantially the same terms as such benefits are or may be provided by the Company, at its sole discretion, from time to time to other members of the senior management of the Company, and in all circumstances in accordance with the policies, rules, customs and usages promulgated by the Company and in effect from time to time.
7.Notice
Any notice, request, demand or other communication required or permitted to be given under this Agreement shall be given in writing and if delivered personally, or sent by certified or registered mail, return receipt requested, as follows (or to such other addressee or address as shall be set forth in a notice given in the same manner):
(a)If to Executive, to Executive at the address most recently contained in the
Company’s records (which Executive shall update as necessary):
2739 Turnberry Park Lane
                                    St. Louis, MO63131
(b)If to the Company:
agilon health, inc.
440 Polaris Parkway, Suite 550
Westerville, OH 43082
Attention: Chief Legal Officer
Any such notices shall be deemed to be given on the date personally delivered or such return receipt is issued.
8.Executive’s Representation
Executive hereby represents and warrants to the Company that Executive has carefully reviewed this Agreement and has consulted with such advisors as Executive considers appropriate in connection with this Agreement, and is not subject to any covenants, agreements or restrictions, including without limitation any covenants, agreements or restrictions arising out

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of Executive’s prior employment, which would be breached or violated by Executive’s execution of this Agreement or by Executive’s performance of his duties hereunder. In addition,
Executive hereby represents, warrants and covenants to the Company that, as of the date hereof he does not have and during the Term of Employment (without the Company’s prior approval)
will not have any professional relationships with (whether as an employee, director, officer, consultant or advisor, and whether or not for compensation) or commitments to any individual or entity (other than the Company) that operates or conducts (or, to Executive’s knowledge, intends to operate or conduct) any business of the types in which the Company, or any of its subsidiaries or affiliated independent physician associations is engaged.
9.Other Matters
Executive agrees and acknowledges that the obligations owed to Executive under this
Agreement are solely the obligations of the Company, and that none of the stockholders, directors, officers, affiliates, representatives, agents or lenders of or to Company or any of its affiliates will have any obligations or liabilities in respect of this Agreement and the subject matter hereof, to the extent allowed by law.
10.Partial Invalidity; Severability
In case any one or more of the provisions or parts of a provision contained in this
Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.
11.Waiver of Breach; Specific Performance
The waiver by the Company or Executive of a breach of any provision of this
Agreement by the other party shall not operate or be construed as a waiver of any other breach of any other party. Each of the parties to this Agreement will be entitled to enforce its respective rights under this Agreement and to exercise all other rights existing in its favor. In the event either party takes legal action to enforce any of the terms or provisions of this Agreement, the nonprevailing party shall pay the successful party’s costs and expenses, including but not limited to, attorneys’ fees, incurred in such action.
12.Assignment
Neither Executive, on the one hand, nor the Company, on the other hand, may assign, transfer, pledge, hypothecate, encumber or otherwise dispose of this Agreement or any of his or its respective rights or obligations hereunder, without the prior written consent of the other,

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provided that the Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or assets of the Company or to a wholly owned subsidiary of the Company (or of a parent of the Company) that employs members of agilon health’s senior management.
13.Amendment; Entire Agreement
This Agreement may not be changed orally but only by an agreement in writing agreed to by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. This Agreement (together with the Confidentiality Policy) embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this
Agreement, and supersedes and replaces all prior agreements, understandings and commitments with respect to such subject matter (including, without limitation, the Prior Employment
Agreement, except as provided in the last sentence of this Section 13).  Executive shall have no further rights under the Prior Employment Agreement, except as provided in the last sentence of this Section 13.  As to any equity award granted by the Company to Executive prior to the
Effective Date that was outstanding immediately prior to the Effective Date, such award shall continue to be governed by the terms and conditions applicable to such award as in effect immediately prior to the Effective Date (including the applicable award agreement as then in effect as well as the Prior Employment Agreement), and not this Agreement.
14.Governing Law; Choice of Forum
THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED, APPLIED AND
ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF
DELAWARE. IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY
LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR
RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR ANY MATTERS
DESCRIBED OR CONTEMPLATED HEREIN OR THEREIN, THE PARTIES TO THIS
AGREEMENT HEREBY (1) AGREE UNDER ALL CIRCUMSTANCES ABSOLUTELY
AND IRREVOCABLY TO INSTITUTE ANY LITIGATION, PROCEEDING OR OTHER
LEGAL ACTION IN A COURT OF COMPETENT JURISDICTION LOCATED WITHIN
THE SOUTHERN DISTRICT OF OHIO, WHETHER A STATE OR FEDERAL COURT; (2)
AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR
ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO THE PERSONAL
JURISDICTION OF ANY SUCH COURT DESCRIBED IN CLAUSE (1) OF THIS SECTION
AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES
AND STATUTES GOVERNING SERVICE OF PROCESS (IT BEING UNDERSTOOD
THAT NOTHING IN THIS SECTION SHALL BE DEEMED TO PREVENT ANY PARTY
FROM SEEKING TO REMOVE ANY ACTION TO A FEDERAL COURT IN THE
SOUTHERN DISTRICT OF OHIO); (3) IRREVOCABLY CONSENT TO THE SERVICE OF
ANY AND ALL PROCESS IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF
OR RELATING TO THIS AGREEMENT TO SUCH PARTY AT SUCH PARTY’S
ADDRESS SPECIFIED IN SECTION 7; (4) AGREE TO WAIVE TO THE FULLEST

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EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR
HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING
OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING
OR ACTION WAS BROUGHT IN ANY INCONVENIENT FORUM; AND (5) AGREE,
AFTER CONSULTATION WITH COUNSEL, TO WAIVE ANY RIGHTS TO A JURY
TRIAL TO RESOLVE ANY DISPUTES OR CLAIMS RELATING TO THIS AGREEMENT.
THE CHOICE OF FORUM SET FORTH IN THIS SECTION 14 SHALL NOT BE DEEMED
TO PRECLUDE THE ENFORCEMENT OF ANY ACTION UNDER THIS AGREEMENT IN
ANY OTHER JURISDICTION.
15.Further Action
Executive and the Company agree to perform any further acts and to execute and deliver any documents which may be reasonable to carry out the provisions hereof.
16.Payments by Subsidiaries
Executive acknowledges that one or more payments hereunder may be paid by one or more of the Company’s subsidiaries, and Executive agrees that any such payment made by such subsidiary shall satisfy the obligations of the Company hereunder with respect to (but only to the extent of) such payment.
17.Counterparts
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.  Photographic and PDF copies of such signed counterparts may be used in lieu of the originals for any purpose.
18.Legal Counsel; Mutual Drafting
Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice.  Each party has cooperated in the drafting, negotiation and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.  Executive agrees and acknowledges that he or she has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.
19.Tax Matters

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Executive acknowledges that the payments and benefits provided under the terms of this
Agreement shall constitute taxable income to the extent provided in the applicable provisions of the United States Internal Revenue Code of 1986, as amended, and any successor thereto and applicable regulations thereunder (the “Code”) and other applicable tax laws. Moreover,
Executive understands and acknowledges that the Company have not provided any advice regarding his tax liability resulting from this Agreement and that they have been advised to consult with his personal tax advisor or legal counsel as to the taxability of the payments and benefits provided under this Agreement. Executive shall be solely responsible for taxes imposed on him by reason of any payments or benefits provided under this Agreement and all such payments and benefits shall be subject to applicable federal, state, local and foreign withholding requirements. All payments to be made or benefits to be provided to Executive pursuant to this
Agreement shall be made net of all applicable income and employment taxes required to be withheld from such payments pursuant to any applicable law or regulation.
20.Applicability of Section 409A of the Code
To the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of
Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (iii) subject to any shorter time periods provided in any expense reimbursement policy of the Company, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses. In addition, with respect to any payments or benefits subject to Section 409A of the Code, reference to Executive’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to Executive’s
“separation from service” (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by the Company) with the Company. Whenever a provision under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. Executive’s right to receive any installment payments hereunder shall, for purposes of Section 409A, be treated as a right to receive a series of separate and distinct payments. If the timing of Executive’s execution of a general release of claims pursuant to Section 3(h) could impact the calendar year in which any payment under this Agreement that is subject to Section 409A of the Code will be made, such payment will be made in the later calendar year.
Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code at the time of Executive’s separation from service (other than due to death), then any payment under this Agreement that

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is subject to Section 409A of the Code and that is payable by reason of Executive’s separation from service within the first six months following Executive’s separation from service will become payable on the first payroll date that occurs on or after the date six months and one day following the date of Executive’s separation from service. All subsequent related payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following
Executive’s separation from service, but prior to the six-month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other related payments will be payable in accordance with the payment schedule applicable to each payment or benefit.
The foregoing provisions are intended to comply with the requirements of Section 409A of the Code so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A of the Code, and, if any ambiguity is found herein with respect to such payments or benefits, any such ambiguities will be interpreted to so comply. If any payment or benefits subject to Section 409A of the Code could be construed not to comply with Section 409A of the Code, the Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A of the Code.
Notwithstanding any contrary provision of this Agreement, the Company shall be responsible for and shall indemnify Executive for and Executive you harmless from any increased tax, penalty, interest, or other liabilities, losses or costs relating to or arising from the failure of any nonqualified deferred compensation plan of the Company to comply with the documentary and operational requirements of Section 409A of the US Internal Revenue Code of
1986, as amended, and regulations promulgated thereunder.
[Signature Page Follows]

CONFIDENTIAL
IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.
EXECUTIVE
/s/ Jeffrey Schwaneke
Jeffrey Schwaneke
AGILON HEALTH, INC.
/s/ Denise Zamore
Name: Denise Zamore